Eugene Water & Electric Board

EWEB

500 East 4th Avenue / Post Office Box 10148
Eugene, Oregon 97440-2148
541-484-2411 Fax 541-484-3762

Kevin Kitz
U.S. Geothermal
1509 Tyrell Lane Suite B
Boise ID 83706

Feb. 22, 2006

Re: The Raft River Unit 2 Geothermal Power Plant

Dear Kevin:

We have received concurrence from our Board to enter into formal discussions with U.S. Geothermal regarding a power purchase agreement for a portion of the output from the Raft River Geothermal Power Plant. Our Board would still need to approve any final agreement arising from these discussions based on our continued due diligence review of the project and your pricing proposals.

We would like to invite you to our offices to make a more complete and formal presentation of your power purchase proposal. We would also like to follow-up on a number of question we have about the project and how we might best combine our efforts in our negotiations with the Bonneville Power Administration concerning transmission and re-delivery.

We hope to meet with you at your earliest convenience.

Sincerely,

Jim Maloney

Jim Maloney
Energy Resource Projects Manager